Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Reports Third Quarter 2011 Financial Results

DALLAS, TX, November 8, 2011 (GLOBE NEWSWIRE) — Aventine Renewable Energy Holdings, Inc. (OTCBB:AVRW) (“Aventine”), a leading producer of clean renewable energy, announced today its results for the third quarter 2011.

Revenues were $221.6 million for the three months ended September 30, 2011, compared to $97.5 million for the three months ended September 30, 2010.  Revenues were $632.7 million for the nine months ended September 30, 2011, compared to $231.3 million and $77.7 million, respectively, for the seven months ended September 30, 2010 and the two months ended February 28, 2010.

Net loss for the three months ended September 30, 2011 was $11.2 million, or $1.23 per diluted share, compared to a net loss of $6.6 million, or $0.76 per diluted share for the three months ended September 30, 2010.  Net loss for the nine months ended September 30, 2011 was $54.3 million, or $6.13 per diluted share, compared to a net loss of $23.0 million, or $2.63 per diluted share for the seven months ended September 30, 2010 and a net loss of $266.3 million, or $6.14 per diluted share for the two months ended February 28, 2010.

Adjusted EBITDA, for the three months ended September 30, 2011 was $2.4 million compared to $0.9 million for the three months ended September 30, 2010. Adjusted EBITDA for the nine months ended September 30, 2011 was negative $2.8 million compared to a negative $7.2 million for the seven months ended September 30, 2010 and a positive $8.5 million for the two months ended February 28, 2010.  A definition of Adjusted EBITDA and a reconciliation of net loss to EBITDA and Adjusted EBITDA is provided under ‘EBITDA’ below.

“The Company made strides in many areas in the quarter as we continue to pursue increased production volumes and profitable operations,” said John Castle, Interim Chief Executive Officer.  “The Mount Vernon plant was, for the first time, operating cash flow positive in August and September, after an extensive shutdown was taken in July to correct several design issues.  The Aurora East plant returned to production in the quarter and the system improvements that were made during its outage have paid off. The plant is achieving consistent production rates at significantly improved yields.  The Pekin wet mill completed its annual shutdown in the quarter and has seen significant improvements in fermentation health.  Beyond our internal focus the industry margin environment has improved since the second quarter and we are taking every opportunity to capitalize on ethanol production while the margins are strong.”

Third Quarter Conference Call

We will hold a conference call at 9 a.m. CST (10 a.m. Eastern time) on Wednesday, November 9, 2011, to discuss the contents of this press release. Please dial in to the conference call at (877) 312-5514 (U.S.), or (253) 237-1137 (International), access code: 24275085, approximately 10 minutes prior to the start time. A link to the broadcast can be found at http://www.aventinerei.com/ in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through November 16, 2011, on this Website or by dialing (855) 859-2056 (U.S.), or (404) 537-3406 (International), access code: 24275085. Should you need any assistance accessing the call or the replay, please contact Aventine at (214) 451-6750.

About Aventine Renewable Energy

Aventine is a leading producer of ethanol. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. In addition to producing ethanol, our facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and grain distillers dried yeast, which generate revenue and allow us to help offset a significant portion of our corn costs.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include our ability to obtain and maintain normal terms with vendors and service providers, our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders, our ability to maintain contracts that are critical to our operations, our ability to attract and retain customers, our ability to fund and execute our business plan and any ethanol plant expansion or completion projects, our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all, laws, tariffs, trade or other controls or enforcement practices applicable to our operations, changes in weather and general economic conditions, overcapacity within the ethanol, biodiesel and petroleum refining industries, availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins, our ability to raise additional capital and secure additional financing, our ability to service our debt or comply with our debt covenants, our ability to attract, motivate and retain key employees, liability resulting from actual or potential future litigation or the outcome of any litigation with respect to our auction rate securities or otherwise, and plant shutdowns or disruptions.

Consolidated Financial Results

On March 15, 2010, Aventine emerged from bankruptcy and implemented fresh start accounting using a convenience date of February 28, 2010. The condensed consolidated financial statements prior to March 1, 2010 reflect results based upon our historical cost basis while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. As a result of the application of fresh start accounting, our condensed consolidated financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the condensed consolidated financial statements of our post-reorganization successor company.

Summary Statement of Operations

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor				Predecessor
	Three Months Ended	Three Months Ended	Nine Months Ended	Seven Months Ended	Two Months Ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010	February 28, 2010
	(In thousands, except per share amounts)
Net sales	$221,604	$97,460	$632,727	$231,338	$77,675
Cost of goods sold	(212,486)	(90,251)	(624,705)	(222,951)	(66,686)
Gross profit	9,118	7,209	8,022	8,387	10,989
Selling, general and administrative expenses	(7,389)	(9,243)	(26,431)	(23,595)	(4,608)
Start-up activities	—	(175)	—	(175)
Other expenses	(736)	399	(2,678)	(1,260)	(515)
Operating income (loss)	993	(1,810)	(21,087)	(16,643)	5,866
Interest income	8	52	51	67	—
Interest expense	(7,107)	(2,051)	(18,449)	(5,151)	(1,422)
(Loss) gain on derivative transactions, net	(6,303)	(233)	(6,627)	206	—
Loss on available for sale securities	—	(1,753)	—	(1,753)	—
Loss on early retirement of debt	(639)	—	(10,038)	—	—
Other non-operating income (expense)	1,945	35	1,875	245	—
Income (loss) before reorganization items and income taxes	(11,103)	(5,760)	(54,275)	(23,029)	4,444
Reorganization items	—	—	—	—	(20,282)
Gain due to plan effects	—	—	—	—	136,574
Loss due to fresh start accounting adjustments	—	—	—	—	(387,655)
Loss before income taxes	(11,103)	(5,760)	(54,275)	(23,029)	(266,919)
Income tax benefit (expense)	74	881	45	(29)	626
Net loss	$(11,177)	$(6,641)	$(54,320)	$(23,000)	$(266,293)

Loss per common share — basic	$(1.23)	$(0.76)	$(6.13)	$(2.63)	$(6.14)
Basic weighted-average number of shares	9,114	8,585	8,855	8,583	43,401

Loss per common share — diluted	$(1.23)	$(0.76)	$(6.13)	$(2.63)	$(6.14)
Diluted weighted-average number of common and common equivalent shares	9,114	8,585	8,855	8,583	43,401

The Three Months Ended September 30, 2011 Compared to the Three Months Ended September 30, 2010

Net sales were generated from the following products:

	Successor
	Three Months Ended Sept. 30,	Three Months Ended Sept. 30,
	2011	2010
	(In millions)
Ethanol	$170.6	$74.9
By-Products	51.0	22.6
Total	$221.6	$97.5

The overall increase in net sales from the third quarter of 2010 to the third quarter of 2011 is primarily the result of increased sales volumes from our increased production, as well as an increase in the sales price per gallon of ethanol.  During the third quarter of 2011, we produced 60.4 million gallons of ethanol compared to 40.8 million gallons during the third quarter of 2010, an increase of 19.6 million gallons, or 48.0%.  We marketed and sold 59.5 million gallons of ethanol during the three months ended September 30, 2011 for an average sales price of $2.87 per gallon compared to 41.5 million gallons at an average sales price of $1.80 per gallon during the three months ended September 30, 2010.  These average prices exclude freight charges which are included in cost of sales.

The increase in by-product revenues is primarily a result of an increase in the price per ton sold, as well as an increase in the volume sold.  We sold 257.0 thousand tons during the three months ended September 30, 2011 for an average price of $198.31 per ton compared to 197.6 thousand tons during the three months ended September 30, 2010 for an average price of $114.39 per ton. By-product revenues, as a percentage of corn costs, fell to 31.2% during the three months ended September 30, 2011 compared to 37.5% during the three months ended September 30, 2010.  Co-products sold by the dry mill process have less value historically than those sold by the wet mill process.  As a result of the addition of the Mt. Vernon dry mill, our overall product mix between wet and dry co-products sold changed from 60% higher value wet mill products and 40% lower value dry mill products during the third quarter of 2010, to roughly 48% higher value wet mill products and 52% lower value dry mill products during the third quarter of 2011.

Cost of goods sold consists of corn costs, conversion costs (the cost to produce ethanol at our own facilities), the cost of purchased ethanol, the cost changes in our inventory, freight and logistics to ship ethanol and co-products, and depreciation and amortization which are discussed in detail below.

	Successor
	Three Months Ended Sept. 30, 2011	Percentage of Net sales	Three Months Ended Sept. 30, 2010	Percentage of Net sales
	(In millions, except percentages)
Cost of goods sold	$212.5	95.9%	$90.3	92.6%

The increase in cost of goods sold from the three months ended September 30, 2010 compared to the three months ended September 30, 2011 is the result of higher volumes of ethanol produced and sold during the third quarter of 2011, as well as an increase in corn costs. The increase in cost of goods sold as a percentage of net sales is principally the result of increased corn costs, freight costs and depreciation (discussed below).

Corn costs for the three months ended September 30, 2011 and 2010 were $163.1 million and $60.3 million, respectively.  The increase in corn costs is due to an increase in the number of bushels used in production, as well as an increase in the price per bushel.  We used 22.7 million bushels of corn in production during the third quarter of 2011 compared to 15.7 million bushels during the third quarter of 2010. Additionally, during the three months ended September 30, 2011, corn used in production was approximately $7.19 per bushel compared to $3.83 per bushel for the three months ended September 30, 2010.  Our average corn costs during the third quarter of 2011 were slightly higher than the CBOT average price of $6.96 during the same period.

Conversion costs for the three months ended September 30, 2011 and 2010 were as follows:

	Successor
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
	(In millions)
Utilities	$15.0	$8.5
Salary and benefits	5.9	5.1
Materials and supplies	6.9	4.6
Denaturant	3.1	1.5
Outside services	5.0	1.4
Other	.6	.6
	$36.5	$21.7

The increases in utilities, materials and supplies, and outside services are primarily attributable to the start-up of our Mt. Vernon facility.  Conversion costs per gallon were $0.60 for the third quarter of 2011, including $1.0 million for the planned shutdown of the Pekin operation, compared to $0.53 for the third quarter of 2010.  The planned shutdown at Pekin cost the Company approximately $0.02 per gallon.  Inefficiencies from lower operating capacity at the Mt. Vernon facility contributed approximately $0.09 per gallon to the total conversion costs for the quarter ended September 30, 2011.

Depreciation and amortization expense for the three months ended September 30, 2011 was $6.1 million compared to $2.3 million in the three months ended September 30, 2010.  Depreciation expense increased primarily as a result of the start-up of the Mt. Vernon facility.

Purchased ethanol is included in our cost of goods sold.  For the third quarter of 2011, we purchased 2.8 million gallons for a total of $8.0 million compared to 0.4 million gallons during the third quarter of 2010 for a total of $0.7 million.  The cost per gallon purchased during the three months ended September 30, 2011 was $2.85 compared to $1.66 during the three months ended September 30, 2010.

As stated above, cost of goods sold includes the cost changes in our inventory. Our direct materials, labor and overhead costs in the condensed consolidated statements of operations are based on production amounts.  The change in inventory included in cost of goods sold adjusts our statements of operations from cost of production to cost of sales.  During the three months ended September 30, 2011, changes in inventory resulted in a reduction to cost of goods sold of $11.2 million compared to an expense of $0.1 million in the three months ended September 30, 2010.  The reduction in cost of goods sold for the three months ended September 30, 2011 was primarily the result of the quantity and value of ethanol produced and sold during the quarter.

Freight and logistics costs for the three months ended September 30, 2011 were $8.0 million compared to $6.4 million during the three months ended September 30, 2010.  The increase is due to higher volumes shipped.  During the third quarter of 2011, we marketed and distributed approximately 59.5 million gallons of ethanol compared to 41.5 million gallons during the three months ended September 30, 2010.  On a per gallon basis, freight and logistics costs were $0.08 per gallon for ethanol for the three months ended September 30, 2011 compared to $0.11 per gallon for the three months ended September 30, 2010.

Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, was $1.01 for the three months ended September 30, 2011 compared to $0.88 for the three months ended September 30, 2010.

	Successor
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
Commodity spread	$1.01	$0.88
Average sales price per gallon of ethanol	$2.87	$1.80
Average purchase price per bushel of corn	$7.19	$3.83
Co-product revenue as a percentage of corn costs	31.2%	37.5%

SG&A expenses were $7.4 million during the third quarter of 2011 compared to $9.2 million during the third quarter of 2010. SG&A expenses in the three months ended September 30, 2011 were primarily comprised of $3.5 million of salary and benefits expense, $(0.3)  million of stock compensation expense, $1.7 million of outside services expenses, $0.5 million of depreciation expense, $0.4 million of expense related to materials and supplies, and $1.5 million of other expenses.  Included in the three months ended September 30, 2011 totals are carrying costs related to our Canton and Aurora West facilities of $0.9 million.  During the third quarter of 2011, the Company recognized a net benefit of $0.3 million in equity compensation expense.  This net benefit is primarily the result of the modification of various equity awards granted to our Chief Executive Officer, who left the company in August 2011.  The Company recognized a net benefit of $1.1 million as a result of the equity award modifications.  The Company also recognized expense of $1.0 million related to payments made to the former Chief Executive Officer upon his departure.  SG&A expenses in the three months ended September 30, 2010 were primarily comprised of $2.8 million of salary and benefits expense, $1.3 million of stock compensation expense, $3.1 million of outside services expenses, $0.4 million of expense related to materials and supplies and $1.6 million of other expenses.

Interest expense for the three months ended September 30, 2011 was $7.1 million compared to $2.1 million for the three months ended September 30, 2010.  Interest expense for the three months ended September 30, 2011 includes $6.0 million related to the term loan facility under the Term Loan Agreement (the “Term Loan Facility”), $0.3 million of other interest expense, and $0.9 million of amortization of deferred financing fees and original issue discount, reduced by capitalized interest of $0.1 million. Interest expense for the three months ended September 30, 2010 includes $4.2 million of interest expense related to the Notes, reduced by capitalized interest of $2.2 million.

Loss on derivative transactions, net for the three months ended September 30, 2011 includes $6.3 million of net realized and unrealized losses on corn and ethanol derivative contracts versus net realized and unrealized losses in the three months ended September 30, 2010 of $0.2 million. In the second quarter of 2011, we entered into commodity transactions using financial instruments, including futures and swaps, to lock in future margin which was present for July to December.  As the broader industry margins expanded, we experienced losses on these positions in our brokerage account.  We did not have the same opportunity to lock in positive margins in 2010, and therefore did not have the same exposure in the brokerage account.  We do not mark to market forward physical contracts to purchase corn or sell ethanol as we account for these transactions as normal purchases and sales under ASC 815, Derivatives and Hedging (“ASC 815”).

Other non-operating income of $1.9 million for the three months ended September 30, 2011 compared to none for the three months ended September 30, 2010 is primarily related to gains on legal settlements with E-BioFuels and Union Tank.  See the discussion under “Q3 2011 Activity”.

Our tax rate for the three months ended September 30, 2011 was 0.7% of pre-tax loss compared to a tax rate for the three months ended September 30, 2010 of 15.3% of pre-tax loss.  Our effective tax rate differs from the statutory tax rate primarily due to valuation allowances on our deferred taxes.

The Nine Months Ended September 30, 2011 Compared to the Seven Months Ended September 30, 2010 and Two Months Ended February 28, 2010

Net sales were generated from the following products:

	Successor		Predecessor
	Nine Months Ended September 30, 2011	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010
	(In millions)
Ethanol	$486.4	$179.4	$60.1
By-Products	146.3	51.9	17.6
Total	$632.7	$231.3	$77.7

The overall increase in net sales from the seven months ended September 30, 2010 and two months ended February 28, 2010 to the nine months ended September 30, 2011 is primarily the result of increased sales volume from our increased production, as well as an increase in the sales price per gallon of ethanol.  During the first nine months of 2011, we produced 177.3 million gallons of ethanol compared to 102.5 million gallons and 32.0 million gallons of ethanol, respectively, during the seven months ended September 30, 2010 and two months ended February 28, 2010.  We marketed and sold 185.6 million gallons of ethanol during the nine months ended September 30, 2011 for an average sales price of $2.62 per gallon compared to 105.6 million gallons at an average sales price of $1.70 per gallon during the seven months ended September 30, 2010 and 31.5 million gallons at an average sales price of $1.91 per gallon during the two months ended February 28, 2010.

The increase in by-product revenues is primarily a result of an increase in the price per ton sold, as well as an increase in the volume sold.  We sold 794.2 thousand tons during the nine months ended September 30, 2011 for an average price of $184.27 per ton compared to 506.7 thousand tons during the seven months ended September 30, 2010 for an average price of $102.44 per ton and 154.0 thousand tons during the two months ended February 28, 2010 for an average price of $114.12 per ton. By-product revenues, as a percentage of corn costs, fell to 31.3% during the nine months ended September 30, 2011 compared to 36.0% and 39.8%, respectively, during the seven months ended September 30, 2010 and two months ended February 28, 2010.  Co-products sold by the dry mill process have less value historically than those sold by the wet mill process.  As a result of the addition of the Mt. Vernon dry mill, our overall product mix between wet and dry co-products produced changed from 60% higher value wet mill products and 40% lower value dry mill products during the first nine months of 2010, to roughly 47% higher value wet mill products and 53% lower value dry mill products during the first nine months of 2011.

Cost of goods sold consists of corn costs, conversion costs (the cost to produce ethanol at our own facilities), the cost of purchased ethanol, the cost changes in our inventory, freight and logistics to ship ethanol and co-products, and depreciation and amortization which are discussed in detail below.

	Successor				Predecessor
	Nine Months Ended September 30, 2011	Percentage of Net sales	Seven Months Ended September 30, 2010	Percentage of Net sales	Two Months Ended February 28, 2010	Percentage of Net sales

Cost of goods sold	$624.7	98.7%	$223.0	96.4%	$66.7	85.9%

The increase in cost of goods sold from the seven months ended September 30, 2010 and two months ended February 28, 2010 compared to the nine months ended September 30, 2011 is principally the result of higher volumes of ethanol produced and sold during the first nine months of 2011, as well as an increase in corn costs. The increase in cost of goods sold as a percentage of net sales is principally the result of increased corn costs, freight costs and depreciation (discussed below).

Production costs include corn costs, conversion costs, and depreciation and amortization, which are discussed below.

Corn costs for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010 were $467.1 million, $144.0 million, and $44.2 million, respectively.  The increase in corn costs is due to an increase in the number of bushels used in production, as well as an increase in the price per bushel.  We used 66.6 million bushels of corn in production during the first nine months of 2011 compared to 39.2 million bushels and 12.1 million bushels, respectively, used during the seven months ended September 30, 2010 and two months ended February 28, 2010. Additionally, during the nine months ended September 30, 2011, corn used in production was approximately $7.01 per bushel compared to $3.68 per bushel for the seven months ended September 30, 2010 and $3.66 per bushel for the two months ended February 28, 2010.  Our average corn costs during the first nine months of 2011 were slightly higher than the CBOT average price of $6.99 during the same period.

Conversion costs for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010 were as follows:

	Successor		Predecessor
	Nine Months Ended	Seven Months Ended	Two Months Ended
	September 30, 2011	September 30, 2010	February 28, 2010
	(In millions)
Utilities	$43.3	$20.7	$7.6
Salary and benefits	17.7	11.9	3.3
Materials and supplies	19.9	11.4	3.2
Denaturant	9.3	3.9	1.4
Outside services	10.2	4.1	0.5
Other	1.5	1.7	0.6
	$101.9	$53.7	$16.6

The increases in utilities, materials and supplies, and outside services are primarily attributable to the start-up of our Mt. Vernon facility.  Conversion costs per gallon were $0.57 for the nine months ended September 30, 2011, $0.52 for the seven months ended September 30, 2010, and $0.52 for the two months ended February 28, 2010.  Inefficiencies from lower operating capacity at the Mt. Vernon facility contributed approximately $0.08 per gallon to the total conversion costs for 2011.

Depreciation and amortization expense for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010 was $17.4 million, $5.5 million and $2.3 million, respectively.  Depreciation expense increased primarily as a result of the start-up of the Mt. Vernon facility.

Purchased ethanol is included in our cost of goods sold.  For the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010, we purchased 6.7 million gallons, 0.9 million gallons and 0.2 million gallons, respectively.  Purchased ethanol totaled $18.5 million, $1.5 million, and $0.4 million, respectively, for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010.  The average cost per gallon purchased was $2.77 during the nine months ended September 30, 2011 compared to $1.64 during the seven months ended September 30, 2010 and $1.88 during the two months ended February 28, 2010.  This increase is consistent with the overall increase in ethanol spot prices using OPIS indices to an average price of $2.63 per gallon during the first nine months of 2011 from an average of $1.72 per gallon during the first nine months of 2010.

As stated above, cost of goods sold includes the cost changes in our inventory. Our direct materials, labor and overhead costs in the condensed consolidated statements of operations are based on production amounts.  The change in inventory included in cost of goods sold adjusts our statements of operations from cost of production to cost of sales.  During the nine months ended September 30, 2011, changes in inventory resulted in a reduction in cost of goods sold of $7.4 million compared to reduction in cost of goods sold of $0.4 million in the seven months ended September 30, 2010 and expense of $0.2 million in the two months ended February 28, 2010.  The expense for the nine months ended September 30, 2011 was primarily the result of the quantity and value of ethanol produced and sold during the first nine months of 2011.

Freight and logistics costs for the nine months ended September 30, 2011 were $25.5 million compared to $14.1 million and $3.4 million, respectively, for the seven months ended September 30, 2010 and two months ended February 28, 2010.  The increase is due to higher volumes shipped.  During the first nine months of 2011, we marketed and distributed approximately 185.6 million gallons of ethanol compared to 105.6 million gallons and 31.5 million gallons, respectively, during the seven months ended September 30, 2010 and two months ended February 28, 2010.  On a per gallon basis, freight and logistics costs were $0.09 per gallon, $0.10 per gallon and $0.08 per gallon, respectively, for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010.

Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, was $0.81, $0.80 and $1.08, respectively, for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010. The increase in commodity spread was due to an increase in the average sales price per gallon of ethanol being less than the increase in the average corn cost per bushel, as well as a decrease in co-product revenue as a percentage of corn costs in each period as follows:

	Successor		Predecessor
	Nine Months Ended	Seven Month Ended	Two Months Ended
	September 30, 2011	September 30, 2010	February 28, 2010
Commodity spread	$.81	$.80	$1.08
Average sales price per gallon of ethanol	$2.62	$1.70	$1.91
Average purchase price per bushel of corn	$7.01	$3.68	$3.66
Co-product revenue as a percentage of corn costs	31.3%	36.0%	39.8%

SG&A expenses were $26.4 million, $23.6 million, and $4.6 million, respectively, for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010.  SG&A expenses in the nine months ended September 30, 2011 were primarily comprised of $8.2 million of salary and benefits expense, $4.8 million of stock compensation expense, $5.0 million of outside services expenses, $1.5 million of depreciation expense, $1.2 million of expense related to materials, and $5.7 million of other expenses.  Included in the nine months ended September 30, 2011 totals are carrying costs related to our Canton and Aurora West facilities of $3.3 million. SG&A expenses for the seven months ended September 30, 2010 were primarily comprised of $6.9 million of salary and benefits expense, $4.1 million of stock compensation expense, $7.8 million of outside services expenses, and $4.8 million of other expenses. SG&A expenses in the two months ended February 28, 2010 were primarily comprised of $0.8 million of salary and benefits expense, $0.2 million of stock compensation expense, $1.7 million of outside services expenses, and $1.9 million of other expenses.

Interest expense for the nine months ended September 30, 2011, seven months ended September 30, 2010 and two months ended February 28, 2010 was $18.4 million, $5.2 million, and $1.4 million, respectively.  Interest expense for the nine months ended September 30, 2011 includes $17.2  million related to the Term Loan Facility, $1.1 million related to the Notes, $0.8 million of other interest expense, and $2.2 million of amortization of deferred financing fees, reduced by capitalized interest of $2.9 million. Interest expense for the seven months ended September 30, 2010 includes $8.2 million of interest expense related to the Notes and $0.2 million of other interest expense, reduced by capitalized interest of $3.2 million. Interest expense for the two months ended February 28, 2010 includes pre-petition amended secured revolving credit facility interest expense of $0.6 million, interest expense on our debtor-in-possession debt facility of $0.5 million, and $0.3 million of amortization of deferred financing fees.

Loss on derivative transactions, net for the nine months ended September 30, 2011 includes $6.6 million of net realized and unrealized losses on corn and ethanol derivative contracts versus net realized and unrealized gains in the seven months ended September, 2010 of $0.2 million. We recorded no realized or unrealized gains or losses on derivative contracts during the two months ended February 28, 2010. We do not mark to market forward physical contracts to purchase corn or sell ethanol as we account for these transactions as normal purchases and sales under ASC 815.

On January 21, 2011, we redeemed our $155.0 million Notes at a redemption price of 105% of the principal amount, plus accrued and unpaid interest.  In connection with the redemption, we recognized a $9.4 million loss on the early extinguishment of debt.

Other non-operating income of $1.9 million for the nine months ended September 30, 2011 compared to $0.3 million for the nine months ended September 30, 2010 is primarily related to gains on legal settlements with E-BioFuels and Union Tank.

During the two months ended February 28, 2010, we recognized reorganization expenses of $20.3 million, of which $9.6 million related to provision for rejected executory contracts and other accruals, $8.8 million related to professional fees directly related to reorganization and $1.9 million related to other expenses.

The loss due to fresh start accounting adjustments of $387.7 million in the two months ended February 28, 2010 consisted of adjustments required to report assets and liabilities upon emergence from bankruptcy at fair value.  See our discussion of fresh start accounting above.  Gain due to plan effects in the two months ended February 28, 2010 of $136.6 million related to implementation of our Plan and consisted of $193.5 million of liabilities subject to compromise which were discharged upon emergence less $5.8 million of unamortized debt issuance costs on our pre-petition notes, $1.6 million related to the write-off of predecessor prepaid directors and officer insurance, $5.3 million of successor-based professional fees awarded under the Plan, $42.6 million related to loss on shares granted in connection with the Notes and $1.6 million of other miscellaneous costs.

Our tax rate for the nine months ended September 30, 2011 was 0.1% of pre-tax loss compared to a tax benefit rate for the seven months ended September 30, 2010 of 0.1% of pre-

tax loss and a tax benefit rate for the two months ended February 28, 2010 of 0.2% of pre-tax loss.  Our effective tax rate differs from the statutory tax rate primarily due to valuation allowances on our deferred taxes.

Q3 2011 Activity

On August 19, 2011, Thomas Manuel (“Mr. Manuel”), retired as Chief Executive Officer of the Company.  Mr. Manuel and the Company entered into a mutual release agreement, dated August 19, 2011 (the “Release Agreement”), whereby the parties acknowledged that Mr. Manuel would no longer serve as Chief Executive Officer of the Company.  Mr. Manuel also retired from his position as a director of the Company, effective the same date.  Pursuant to the terms of the Release Agreement, Mr. Manuel received among other things, (i) a separation payment of $1,000,000; (ii) the vesting of his outstanding equity awards, effective as of August 19, 2011 and (iii) his outstanding restricted stock units, which were settled on October 18, 2011.  Mr. Manuel’s options and hybrid equity units will remain exercisable until August 19, 2012

On September 3, 2009, Union Tank Car Company (“Union Tank”) filed notice of a claim against the Company with the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for a general unsecured claim in the amount of $82.6 million for certain estimated end charges including railcar cleaning cost and unpaid rental payments for leased railcars.  Union Tank also filed an administrative claim against the Company in the amount of $0.1 million for the alleged use of railcars after the effective date of the rejection of the leases for such railcars.  .  The Company disputed both of these claims.  On September 30, 2011, the Court ruled that the claim shall be allowed in the amount of $27.6 million.  Partial distribution of shares on account was made October 31, 2011 in accordance with the terms of the First Amended Joint Plan of Reorganization under Chapter 11 of Title 11 of the U.S. Code (as modified, the “Plan”) and at such time as the distribution was made to other holders of claims in classes five  and six that were allowed as of September 30, 2011.  As a result of the settlement on September 30, 2011, the Company reversed the related reserve for this matter of $0.1 million through non-operating income on the statement of operations.

The Company initiated a civil action against E-Biofuels in 2009 related to breach of agreement, and asked for not less than $3.0 million in compensation.  This suit was later transferred to the Bankruptcy Court and subsequently settled in the Company’s favor on July 6, 2011.  Under the terms of the settlement, the Company received $0.2 million in cash and 425,000 shares of Imperial (E-Biofuels’ parent company) stock.   The stock was valued at $0.7 million on the date of receipt of July 6, 2011.  The Company also had previously recorded a liability related to E-Biofuels taxes of $0.7 million which was relieved by the settlement.  The net gain of $1.6 million is included in other non-operating income on the statement of operations.  The stock was booked as short-term investments which are classified as available for sale securities on the balance sheet.  For the three and nine months ended September 30, 2011, the Company booked a loss on available for sale securities of $0.3 million related to the decrease in the current trading price of the stock which is included in other comprehensive income on the statements of stockholders’ equity.  These “Accumulated other comprehensive income (loss)” (“OCI”) adjustments are reported before tax effect due to a valuation allowance fully offsetting the tax effect of these adjustments.

Subsequent Events

On October 31, 2011, the Company commenced a pro-rata distribution, consisting of 774,425 shares of common stock, to holders of the Company’s pre-petition notes and to holders of allowed general unsecured claims, with 399,993 shares distributed to holders of pre-petition notes and 374,432 shares to holders of allowed general unsecured claims.  Approximately 0.4 million shares of common stock are reserved for future distributions to these holders.

EBITDA

We have included EBITDA and Adjusted EBITDA primarily as performance measures because management uses them as key measures of our performance. EBITDA is defined as earnings (which includes gains and losses on derivative transactions) before interest expense, interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. (“GAAP”) and should not be considered an alternative to net earnings or any other measure of performance under GAAP. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA are:

•                              EBITDA does not reflect our cash used for capital expenditures;

•                              Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•                              EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•                              EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•                              EBITDA includes non-recurring loss items which are reflected in other income (expense).

In order to emphasize the effects of certain income and loss items in our financial statements, we also report a second computation referred to as Adjusted EBITDA, which adjusts EBITDA for certain items. Our adjusted EBITDA is adjusted for (i) reorganization items, (ii) gain due to plan effects, (iii) loss due to the application of fresh start accounting adjustments, (iv) stock-based compensation, (v) loss on available for sale securities, (vi) gain on resolution of bankruptcy issues, (vii) loss on early retirement of debt, (viii) CEO retirement, (ix) E BioFuels settlement, and (x) Union Tank settlement. Previously presented calculations have been modified to reflect the current definition of Adjusted EBITDA.

Management believes EBITDA and Adjusted EBITDA are meaningful supplemental measures of operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors, and other interested parties frequently use EBITDA in the evaluation of companies, many of which present EBITDA when reporting their results.  Additionally, management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing our performance on a year-over-year and quarter-over-quarter basis.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts, and others, use EBITDA and Adjusted EBITDA to assess:

•          the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•          our operating performance and return capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•          the feasibility of acquisitions and capital expenditure projects and the overall rate on alternative investment opportunities.

Reconciliation of Income (Loss) to Adjusted EBITDA

	Successor
	For the Three Months Ended Sept. 30,	For the Three Months Ended Sept. 30,
	2011	2010
	(In thousands)
Statement of Operations Data:
Net loss	$(11,177)	$(6,641)
Interest income	(8)	(52)
Interest expense (a)	7,107	2,051
Income tax expense (benefit)	74	881
Depreciation and amortization	6,691	2,478
EBITDA	$2,687	$(1,283)

Loss on early retirement of debt	640	—
Stock-based compensation	(284)	1,263
Loss on available for sale securities	—	1,753
Gains on resolution of bankruptcy issues	—	(873)
CEO Retirement	1,014	—
E-BioFuels settlement	(1,572)	—
Union Tank settlement	(90)	—
Adjusted EBITDA	$2,395	$860

(a)                Interest capitalized was $0.1 million and $2.2 million, respectively, for the three months ended September 30, 2011 and 2010.

	Successor		Predecessor
	For the Nine Months Ended Sept. 30,	For the Seven Months Ended Sept. 30,	For the Two Months Ended February 28,
	2011	2010	2010
	(In thousands)
Statement of Operations Data:
Net loss	$(54,320)	$(23,000)	$(266,293)
Interest income	(51)	(67)	—
Interest expense (b)(c)	18,449	5,151	1,422
Income tax expense (benefit)	45	(29)	(626)
Depreciation	18,851	5,764	2,332
EBITDA	$(17,026)	$(12,181)	$(263,165)

Stock-based compensation	$4,845	$4,144	$277
Loss on early retirement of debt	10,038	—	—
Loss on available for sale securities	—	1,753	—
Gains on resolution of bankruptcy issues	—	(873)
CEO Retirement	1,014	—	—
E-BioFuels settlement	(1,572)	—	—
Union Tank settlement	(90)	—	—
Reorganization items	—	—	20,282
Gain due to plan effects	—	—	(136,574)
Loss due to fresh start accounting adjustments	—	—	387,655
Adjusted EBITDA	$(2,791)	$(7,157)	$8,475

(b)               Interest capitalized was $2.9 million for the nine months ended September 30, 2011 and $3.2 million for the seven months ended September 30, 2010. There was no capitalized interest during the two months ended February 28, 2010.

(c)                Contractual interest expense not recorded was $5.0 million for the two months ended February 28, 2010.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Successor
	September 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$22,101	$34,533
Restricted cash	5,752	164,765
Short-term investments.	429	—
Accounts receivable, net of allowance for doubtful accounts of $51 in 2011 and $75 in 2010	12,701	11,571
Inventories	52,039	44,179
Income taxes receivable	917	954
Prepaid expenses and other current assets	9,336	14,185
Total current assets	103,275	270,187

Property, plant and equipment, net	297,608	296,289
Restricted cash	—	16,211
Other assets	14,969	11,291
Total assets	$415,852	$593,978

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$2,282	$157,718
Current obligations under capital leases	282	789
Accounts payable	18,471	23,311
Short term borrowings	6,000	—
Accrued liabilities	3,193	4,906
Other current liabilities	15,308	10,589
Total current liabilities	45,536	197,313

Long-term debt	214,284	190,239
Deferred tax liabilities	2,027	2,026
Other long-term liabilities	2,641	2,742
Total liabilities	264,488	392,320

Stockholders’ equity:
Common stock, par value $0.001 per share (15,000,000 shares authorized; 7,489,666 shares outstanding, net of 28,771 shares held in treasury at September 30, 2011; 7,448,916 shares outstanding, net of 7,791 shares held in treasury at December 31, 2010)	8	8
Preferred stock (5,000,000 shares authorized; no shares issued or outstanding)	—	—
Additional paid-in-capital	231,653	227,360
Retained deficit	(79,784)	(25,464)
Accumulated other comprehensive loss, net	(513)	(246)
Total stockholders’ equity	151,364	201,658
Total liabilities and stockholders’ equity	$415,852	$593,978

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30,	Seven Months Ended September 30,	Two Months Ended February 28,
	2011	2010	2010
	(In thousands)
Operating Activities
Net loss	$(54,320)	$(23,000)	$(266,293)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for rejected executory contracts and leases	—	—	9,590
Depreciation and amortization	21,609	6,411	2,795
Stock-based compensation expense	4,845	4,144	277
Deferred income tax	—	(910)	—
Loss on Renewable Identification Numbers (RINs)	99	—	—
Non-cash gain due to plan effects	—	—	(136,574)
Non-cash loss due to fresh start accounting adjustments	—	—	387,655
Loss on early retirement of debt	10,038	—	—
Non-cash loss on available-for-sale securities	—	1,753	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,130)	(209)	2,560
Income tax receivable	37	—	—
Inventories	(7,860)	2,164	1,543
Prepaid expenses and other current assets	882	1,713	—
Other assets	569	(2,517)	1,339
Accounts payable	(4,839)	(6,049)	7,061
Other liabilities	2,487	1,854	(21,640)
Net cash used in operating activities	(27,583)	(14,646)	(11,687)

Investing Activities
Additions to property, plant and equipment, net	(20,171)	(50,537)	(2,086)
Canton, Illinois facility acquisition	—	(18,613)	—
Net cash used in investing activities	(20,171)	(69,150)	(2,086)

Financing Activities
Proceeds from the issuance of debt	25,000	—	—
Repayment of senior secured notes	(155,000)	—	—
Payment of term loan	(1,625)	—	—
Draw on revolving facility	6,000	—	—
Repayment of short-term note payable	(21)	(5,252)
Restricted cash	175,225	(3,783)	(7,833)
Penalty on early retirement of debt	(8,350)	—	—
Payments on capital lease obligations	(646)	(153)	—
Long-term liabilities assumed on Canton, Illinois facility	—	1,745	—
Proceeds from issuance of senior secured notes	—	50,750	98,119
Debt issuance costs	(5,266)	(2,546)	(1,190)
Net repayments on revolving credit facilities	—	—	(27,765)
Repayments of debtor-in-possession debt facility	—	—	(15,000)
Repurchase of treasury shares	—	(355)	—
Proceeds from warrants exercised	5	6	—
Proceeds from stock option exercises	—	—	96
Net cash provided by financing activities	35,322	40,412	46,427
Net increase (decrease) in cash and equivalents	(12,432)	(43,384)	32,654
Cash and equivalents at beginning of the period	34,533	85,239	52,585
Cash and equivalents at end of the period	$22,101	$41,855	$85,239

Liquidity and Capital Resources

The following table sets forth selected information concerning our financial condition:

	September 30, 2011	December 31, 2010
	(In millions, except current ratio)
Cash and cash equivalents	$22.1	$34.5
Net working capital	$57.7	$72.9
Total debt (1)	$222.8	$348.7
Current ratio	2.27	1.37

(1)       Concurrent with the closing of our Term Loan Agreement in December 2010, we irrevocably deposited in trust with the trustee for the Notes, $164.8 million of the proceeds from the Term Loan Facility, funds sufficient to pay the redemption price for all $155.0 million aggregate principal amount of the Notes. We redeemed such Notes on January 21, 2011.